UNITED STATES OF AMERICA

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2023 (May 26, 2023)

CHEMUNG FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

New York	001-35741	16-1237038
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Chemung Canal Plaza, Elmira, NY 14901

(Address of principal executive offices) (Zip Code)

(607) 737-3711

(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common stock, par value $0.01 per share	CHMG	Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.16e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 26, 2023, Chemung Financial Corporation (the “Corporation”) and its wholly owned bank subsidiary, Chemung Canal Trust Company (the “Bank”), appointed Dale M. McKim III, age 48, Chief Financial Officer and Treasurer of the Corporation, and Executive Vice President, Chief Financial Officer and Treasurer of the Bank effective July 1, 2023. Mr. McKim succeeds Karl F. Krebs who will retire as Chief Financial Officer and Treasurer of the Corporation, and Executive Vice President, Chief Financial Officer and Treasurer of the Bank effective June 30, 2023.

Mr. McKim was the Executive Vice President and Chief Risk Officer of Evans Bancorp, Williamsville, New York beginning in May 2017 until joining the Corporation and the Bank. Prior to joining Evans Bancorp, Mr. McKim served as a Partner and Senior Manager in financial services at KPMG. Mr. McKim is a Certified Public Accountant.

Mr. McKim is not a party to any transaction with the Corporation or the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

Mr. McKim will be entitled to participate in plans and employee benefits generally available to senior officers of the Bank, which include the senior management incentive plan, the deferred compensation plan, health and welfare benefits and 401(k) Plan contributions. In addition, Mr. McKim will participate in the Defined Contribution Supplemental Executive Retirement Plan under which he will receive an annual contribution from the Bank in an amount equal to 20% of his base salary. A description of the Corporation’s compensation and benefit plans for named executive officers may be found in the Corporation’s Definitive Proxy Statement for the Corporation’s 2023 annual meeting of shareholders filed with the Securities and Exchange Commission on April 27, 2023.

In connection with Mr. McKim’s appointment, the Bank has entered into a change in control agreement with Mr. McKim, which will become effective on July 1, 2023. The agreement provides that in the event of Mr. McKim’s involuntary termination without cause or voluntary termination for good reason (as defined in the agreement) within twelve months following the effective date of a change in control (as defined in the agreement) of the Corporation or the Bank, Mr. McKim would be entitled to receive a severance benefit equal to 2.0 times his highest annual rate of base salary and highest annual incentive award paid by the Bank to, or earned by, Mr. McKim during the calendar year of the change in control or either of the two calendar years immediately preceding the change in control. Such benefit would be payable to Mr. McKim in equal monthly installments, subject to required tax withholding, for twenty-four months.

The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the change in control agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K and incorporated by reference.

In addition, the Corporation will grant Mr. McKim restricted stock awards with an approximate value of $100,000 based on the fair market value of the Corporation’s common stock. The restricted stock will vest 20% per year over five years with each vesting date occurring on the anniversary of the date of grant. Mr. McKim must continue to be employed on each vesting date to vest in his awards. Vesting will accelerate in the event of death, disability, or involuntary termination of service following a change in control. The stock awards will be made pursuant to the Corporation’s 2021 Equity Incentive Plan.

The press release dated June 2, 2023 announcing the appointment of Mr. McKim is attached hereto as Exhibit 99.1 and incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1	Change Of Control Agreement dated June 1, 2023 between Chemung Canal Trust Company and Dale M. McKim III, Executive Vice President, Chief Financial Officer and Treasurer

99.1	Press Release of Chemung Financial Corporation, dated June 2, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHEMUNG FINANCIAL CORPORATION

June 2, 2023	By:

/s/ Karl F. Krebs
Karl F. Krebs
Chief Financial Officer and Treasurer